GE Commercial Finance
Healthcare Financial Services
Life Science Finance
2050 Martin Ave.
Santa Clara, CA 95050
408-986-6886 ph./ 408-980-7722 fax

May 15, 2007
Revised: June 19, 2007
Revised: August 10, 2007
Revised: August 24, 2007

CONFIDENTIAL LOAN PROPOSAL FOR:

Cytokinetics, Inc.

Submitted By: Barbara Kaiser

Mary Rogers
Director, Financial Planning and Analysis
Cytokinetics, Inc.
280 East Grand Avenue
South San Francisco, CA 94080

Dear Mary:

General Electric Capital Corporation (“GE Capital”) has reviewed the information provided by you in connection with the requested financing for Cytokinetics, Inc. (referred to as “Cytokinetics” or the “Company”). Based on the review to date and subject to the timely receipt of a signed copy of this proposal letter as indicated below, GE Capital is pleased to consider arranging and providing a $3,000,000 financing (the “Financing”) as outlined in the attached Term Sheet incorporated herein by reference, subject to the general terms and conditions in this proposal letter and the Term Sheet.

GE Capital is one of the largest and most diversified financial services companies in the world with assets exceeding $300 billion and operations in over 45 countries. We have been actively providing equipment financing for Life Science companies for over a decade and it is our privilege to be a financial partner to hundreds of Life Science companies.

This proposal letter, including the attached Term Sheet (together, the “Proposal”), is being provided to the Company on a confidential basis and is merely an indication of interest regarding the Financing transaction on the general terms and conditions outlined below and should not be construed as a commitment. GE Capital may change the terms of this Proposal or cease future consideration of the Financing at any time in its sole discretion. The attached Term Sheet summarizes only the principal terms and conditions under which the proposed Financing will be considered and does not purport to set forth all of the terms and conditions applicable to such Financing, which terms and conditions will be fully contained in the final documentation.

The Company may not use this Proposal to solicit other offers or to modify, renegotiate or otherwise improve the terms and conditions of any other offer heretofore or hereafter received by the Company but is not restricted from making any disclosure or dissemination of the United States federal income tax structure or aspects of the transactions contemplated by this proposal or any documents executed pursuant to this Proposal. Further, each of GE Capital and the Company acknowledges that it has no proprietary rights to any United States federal income tax elements or structure of this Proposal. In addition, the Company shall not, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

By signing below, the Company acknowledges the terms and conditions of this Proposal. Upon receipt of the executed Proposal, GE Capital will commence the investment and credit approval process. Before funding can take place, all proper documentation of title and UCC releases from other lenders will be in place and approved by GE Capital. We thank you for your consideration and look forward to working with you toward completing this transaction.

I would appreciate the opportunity to discuss this proposal with you at your earliest convenience. Please do not hesitate to contact me at 408/ 986-6886 if you have any questions or if I may be of further assistance.

Sincerely,

/s/ Barbara Kaiser
8/28/07

Barbara Kaiser
SVP. Sales

PROPOSAL ACCEPTED BY:

Cytokinetics, Inc.:

Name:	___/s/ Sharon Surrey-Barbari_____________

Sharon Surrey-Barbari
Title:	Sr. Vice President, Finance and Chief Financial Officer
Date:	8/28/07

Phone: (650) 624-3000

Federal Tax ID#: 94-3291317

Term Sheet

Transaction: Borrower: Lenders: Loan Amount: Equipment:	Equipment Loan (“Financing”)
Cytokinetics, Inc.
General Electric Capital Corporation, its affiliates, or
its assignee (“GE Capital”)
Up to $3,000,000.
Laboratory and scientific equipment, computer equipment,
FF&E, and soft cost, as detailed in the attached Addendum
A. All equipment is to be acceptable to Lender and to be
located at company owned or leased facilities within the
continental United States. All equipment will be free and
clear of all liens, claims, and encumbrances other than
Permitted Liens as defined in the Master Security Agreement
between GE Capital and Cytokinetics dated as of February 2,
2001, as amended (“MSA”).
Term and Payment:	Equipment: 60 payments of Principal and
Interest at 2.0186% of financed cost (Payment Factor),
paid monthly in arrears for each loan schedule, full
pay-out. (Yield of 7.81%.) (Spread of 274 bps over
60-month Ts.)

Soft Cost: 48 payments of Principal and Interest at 2.4315 % of financed cost (Payment Factor), paid monthly in arrears for each loan schedule, full pay-out. (Yield of 7.79%.) (Spread of 274 bps over imputed 48-month Ts.)

Borrower will provide Lender with a security deposit in the amount of 50% of the loan amount on each schedule at time of funding. This deposit will be reduced to 50% of the outstanding principal balance on January 1 and July 1 of each year until the loan expires. Interest on the deposit will accrue at 3% simple and will be paid at each deposit reduction.

Anticipated Funding Period:Through 9/30/08.
Line Mechanics:	Minimum fundings will be $75,000.

Equipment with invoice dates older than 90 days will be subject to appropriate discount.

Amortization begins on the start date, which is the first of the month following funding. Interim interest will be charged for any period between the funding date and the start date.

Lien:	First priority security interest in underlying equipment only, subject to Permitted Liens.
Covenants:	None.
“Success Fee”/ “Final Payment”:	None

GENERAL TERMS AND CONDITIONS

Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.

1.	Maintenance and Insurance: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force all risk damage and liability insurance in amounts and coverages satisfactory to Lender.

2.	Documentation: Standard GE Capital Master Loan and Schedule Documentation for this type of Loan (“Loan Documents”). Any changes to the Loan Documents must be approved by GE Capital legal counsel. [Most of Cytokinetics’ master docs are already in place.]

3.	Indexing: The Interest Rates, Payment Factors and corresponding Loan Payments are based on the Federal Reserve’s imputed 48- and 60-month Treasury Constant Maturities Rates (H.15/ “Treasury Rates”) of 5.05% and 5.07%, respectively, for 6/11/07 and will be adjusted effective as of the date of funding of any Financing to reflect any increase or decrease in the applicable Treasury Rate.

Transaction Costs: By execution and return of this proposal letter, regardless of whether the Financing is approved or closes, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE Capital in connection with this Proposal Letter and the Financing (and the negotiation, documentation and closing thereof) under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs, and (iii) the Company waives any right to a jury trial in any action or proceeding brought against GE Capital. The Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each an “Indemnified Person”) against all claims, costs, damages, liabilities and expenses (each a “Claim”) that may be incurred by or asserted against any of them in connection with this Term Sheet and proposal or the matters contemplated herein, except to the extent arising from the negligence, gross negligence, willful misconduct or failure to comply with applicable law by any Indemnified Person. The foregoing indemnification obligation is subject to the following: GE Capital will promptly notify the Company in writing of any Claim in respect of which any Indemnified Person intends to claim such indemnification. GE Capital will permit, and will cause each Indemnified Person seeking indemnification hereunder to permit, the Company at its discretion to settle any such Claim, and GE Capital agrees, on its own behalf and on behalf of each Indemnified Person, to the complete control of such defense or settlement by the Company. Notwithstanding the foregoing, the Company will not enter into any settlement that would adversely affect such Indemnified Person’s rights hereunder or impose any obligations on such Indemnified Person in addition to those set forth herein in order for it to exercise such rights without such Indemnified Person’s prior written consent, which will not be unreasonably withheld or delayed. No such action, claim or other matter will be settled without the prior written consent of the Company, which will not be unreasonably withheld or delayed. Such Indemnified Person will cooperate fully with the Company and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Section. The Indemnified Person will have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense. The Company will not be responsible for any attorneys’ fees or other costs incurred other than as provided herein.

5.	Electronic Payment System: GE Capital’s standard payment collection method is through an electronic payment system. An enrollment form will be provided with the Loan Documents.

6.	Confidentiality: This proposal letter is being provided to the Company on a confidential basis. Except as required by law, neither this proposal nor its contents may be disclosed except to individuals who are the Company’s officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

7.	Expiration: This proposal will expire 8/31/07 if not accepted prior to that date.

8.	Other Conditions: GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of an initial funding under such transaction would be conditioned upon the prior execution and delivery of final Loan Documents and satisfaction of all conditions precedent acceptable to GE Capital and its counsel and no Material Adverse Change (to be defined in the definitive loan documentation) shall have occurred. For transactions that contemplate more than one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no default has occurred and is continuing under the Loan Documents, that all representations and warranties of the Company in the Loan Documents continue to be true and correct and that no Material Adverse Change has occurred since the prior funding. GE Capital hereby agrees that solely for purposes of the event of default in Section 7 (a) (xiii) of the MSA (and not for purposes of closing or subsequent fundings), the term “Material Adverse Change” shall have the meaning set forth in Amendment No. 1 to the MSA, dated as of January 1, 2005.

AUTHORIZATION FOR RELEASE OF INFORMATION

The undersigned hereby authorizes past and present depositing institutions, creditors, vendors and suppliers of the undersigned to provide such information pertaining to any loans, leases, lines of credit, account balances, and payment histories of the undersigned to General Electric Capital Corporation as it may request.

Cytokinetics, Inc.

By:	/s/ Sharon Surrey-Barbari

Sharon Surrey-Barbari

Title: Sr. Vice President, Finance and Chief Financial Officer

Addendum A — Expected Equipment Composition

Lab, scientific & manufactur- ing equipment:	≥ $1,650,000	≥ 55%
Computer hardware & FF&E:	≤ 450,000	≤ 15%
Soft cost (TIs, software, tax, freight, & similar):	≤ 900,000	≤ 30%

$ 3,000,000 100%

• Better equipment may always be substituted for poorer equipment or soft cost